Exhibit 10.4

RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the

FINANCIAL INSTITUTIONS, INC.

2015 LONG-TERM INCENTIVE PLAN

Name of Participant:

Date of Grant:

Number of Shares:

Vesting Schedule:	The Vested Percentage of the Number of Shares set forth above shall be determined as of the following Vesting Date(s):

	Vesting Date	Vested Percentage
	Third anniversary of the Date of Grant	100%

This RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of [DATE], is made between Financial Institutions, Inc. (the “Company”) and the above-named individual (the “Participant”) to record the grant to the Participant of a Restricted Stock Award (the “Award”) on the Date of Grant set forth above pursuant to Section 6.4 of the Financial Institutions, Inc. 2015 Long-Term Incentive Plan (the “Plan”). Capitalized terms not defined in this Agreement shall have the meaning given to such terms under the Plan.

The Company and the Participant hereby agree as follows:

Section 1. Grant of Shares. The Company hereby grants to the Participant, as of the Date of Grant, subject to and in accordance with the terms and conditions of the Plan and this Agreement, a Restricted Stock Award for the Number of Shares set forth above (the “Shares”).

Section 2. Vesting of Shares. Subject to Section 3 below, provided that the Participant provides substantial services and remains in continuous employment with the Company or a Subsidiary through the Vesting Date(s) set forth above, the Shares shall vest pursuant to the Vesting Schedule set forth above. Except as otherwise provided by Section 3 below, if the Participant ceases to provide substantial services or remain in continuous employment with the Company or a Subsidiary for any reason before the Shares vest, the Shares shall be immediately forfeited to the Company.

Section 3. Effects of Certain Events.

(a)	Change in Control. Subject to the terms of the Plan, if prior to the latest of the Vesting Dates set forth above there is a Change in Control:

(i)	if Replacement Awards are not provided to the Participant to replace unvested Shares, then all of the Participant’s unvested Shares that have not been forfeited shall fully vest as of the date of the Change in Control.

(ii)	if Replacement Awards are provided to the Participant to replace unvested Shares, then in the event of the Participant’s Involuntary Termination during the period of two (2) years immediately following the Change in Control, the unvested Shares under such Replacement Awards shall become fully vested and, if applicable, free of restrictions, as of the date of the Involuntary Termination.

(b)	Death or Disability. If prior to the latest of the Vesting Dates set forth above, the Participant’s employment with the Company or a Subsidiary terminates due to death or Disability, then all Shares not yet vested shall become immediately vested.

Section 4. Dividends. Notwithstanding Section 6.4(d) of the Plan, no dividends shall accrue or be paid to the Participant with respect to any Shares subject to the Award that have not become vested Shares or that are subject to any restrictions or conditions on the record date for dividends.

Section 5. Rights as Shareholder. Except for the transfer and other restrictions set forth elsewhere in this Agreement (including the limitations on dividends set forth in Section 4 above) and in the Plan, the Participant, as record holder of the Shares, shall possess all the rights of a holder of Common Stock (including voting); provided, however, that prior to becoming vested and transferable the certificates representing such Shares shall be held by the Company for the benefit of the Participant. As the Shares become vested Shares, the Company shall, as applicable, either remove the notations on any Shares issued in book entry form which have vested or deliver to the Participant a certificate or certificates evidencing the number of vested Shares. As noted above, the Participant shall not receive any dividends on unvested Shares, and such dividends shall be permanently forfeited.

Section 6. Legend. Each share certificate representing the Shares shall bear a legend indicating that such Shares are “Restricted Stock” and are subject to the provisions of this Agreement and the Plan.

Section 7. No Transferability. The Shares may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated until they become fully vested and transferable in accordance with Section 2 of this Agreement and then only to the extent permitted under this Agreement and the Plan and by applicable securities laws. Prior to full vesting and transferability, all rights with respect to the Shares granted to a Participant under the Plan shall be available, during such Participant’s lifetime, only to such Participant, or in the event of the Disability of the Participant, to the Participant or the legal representative of the Participant, or in the event of the death of the Participant, to the legal representative of the Participant’s estate, or if no legal representative has been appointed to the successor in interest determined under the Participant’s will.

Section 8. Stock Power. Concurrently with the execution of this Agreement, the Participant shall deliver to the Company a stock power, endorsed in blank, relating to the Shares. Such stock power shall be in the form attached hereto as Exhibit A. The stock power with respect to any certificate representing Shares that do not vest shall be completed in the name of the Company by an officer of the Company, and the Shares shall be returned to either authorized but unissued shares or treasury shares, depending on their original source.

Section 9. Withholding Taxes. As a condition of and prior to the delivery or release of any Shares, the Company shall be entitled to require the Participant to remit to the Company an amount sufficient to satisfy the amount of any federal, state, or local taxes required to be withheld with respect to the transfer or vesting of the Shares, or any other taxable event related thereto. The Committee may permit the Participant to make such payment in any form or manner authorized by the Committee in its sole discretion, including, but not limited to one or more of the forms specified below:

(a)	U.S. dollars by personal check, bank draft, or money order payable to the Company, by money transfer or direct account debits;

(b)	Delivery to the Company of a number of shares of Common Stock having an aggregate fair market value of not less than the minimum tax withholding required for the Award;

(c)	Involvement of a stockbroker in accordance with the federal margin rules set forth in Regulation T;

(d)	A cashless exercise if and to the extent permissible by applicable law; or

(e)	Any combination of the above forms and methods.

In the event the Participant fails to provide timely payment of all sums required by the Company pursuant to this Section 9, the Company shall have the right and option, but not obligation, to treat such failure as an election by the Participant to provide all or any portion of such required payment by means of tendering Shares.

Section 10. Adjustment of Shares. As provided by the Plan, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, recapitalization, or any other increase or decrease in the number of outstanding shares of Common Stock effected without consideration to the Company, the specified number of Shares shall be proportionately adjusted to prevent dilution or enlargement of the rights granted to, or available for, the Participant hereunder.

Section 11. No Employment Rights. Nothing in the Plan or this Agreement confers upon the Participant any right with respect to continuance of employment by the Company or any of its Subsidiaries, or affects the right of the Company or any of its Subsidiaries may have to terminate the Participant’s employment at any time.

Section 12. Coordination with Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof including any that may conflict with those contained in this Agreement.

Section 13. Notices. All notices to the Company shall be in writing and sent to the Company’s Director of Human Resources at the Company’s offices. Notices to the Participant shall be addressed to the Participant at the Participant’s address as it appears on the Company’s records.

Section 14. Amendment. The Company may alter, amend or terminate this Agreement only with the Participant’s consent, except as otherwise expressly provided by the Plan or this Agreement.

Section 15. Governing Law. This Agreement shall be governed by the laws of the State of New York to the extent not preempted by federal law, without reference to principles of conflict of laws, and construed accordingly.

Section 16. Compensation Recovery Policy. Notwithstanding any other provision of this Agreement to the contrary, any Shares granted and/or issued hereunder, and/or any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s compensation recovery policy, if any, or any similar policy that the Company may adopt from time to time (the “Policy”). The Participant agrees and consents to the Company’s application, implementation and enforcement of (i) the Policy that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, including, but not limited to Section 10D of the Exchange Act, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy or applicable law without further consent or action being required by the Participant. To the extent that the terms of this Agreement and the Policy or any similar policy conflict, then the terms of such policy shall prevail.

Section 17. Excise Tax Cap. In the event that a Participant becomes entitled to any payment or benefit under this Agreement (such benefits together with any other payments or benefits payable to the Participant under any other agreement with the Participant, or plan or policy of the Company, are referred to in the aggregate as the “Total Payments”), if all or any part of the Total Payments will be subject to the tax imposed by Code Section 4999, or any similar tax that may hereafter be imposed (the “Excise Tax”), then:

(a)	Within 30 days following the Participant’s termination of employment, the Company will notify the Participant in writing: (1) whether the payments and benefits under this Agreement, when added to any other payments and benefits making up the Total Payments, exceed an amount equal to 299% of the Participant’s “base amount” as defined in Code Section 280G(b)(3) (the “299% Amount”); and (2) the amount that is equal to the 299% Amount.

(b)	The payments and benefits under this Agreement shall be reduced such that the Total Payments do not exceed the 299% Amount, so that no portion of the payments and benefits under this Agreement will be subject to the Excise Tax. Any payment or benefit so reduced will be permanently forfeited and will not be paid to the Participant.

(c)	The calculation of the 299% Amount and the determination of how much the Participant’s payments and benefits must be reduced in order to avoid application of the Excise Tax will be made by the Company’s public accounting firm prior to the Participant’s termination of employment, which firm must be reasonably acceptable to the Participant (the “Accounting Firm”). The Company will cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Participant. Notice must be given to the Accounting Firm within 15 business days after an event entitling the Participant to a payment under this Agreement. All fees and expenses of the Accounting Firm will be borne solely by the Company.

(d)	For purposes of making the reduction of amounts payable under this Agreement, such amounts will be eliminated in compliance with the requirements of Code Section 409A, to the extent applicable.

IN WITNESS WHEREOF, the Company and the Participant have caused this Agreement to be executed on the date set forth opposite their respective signatures, but effective as of the Date of Grant.

Dated:	FOR THE COMPANY:

By:
Name:
Title:

Dated:	PARTICIPANT:

By:
Name:

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to Financial Institutions, Inc. (the “Company”), XXXX shares of the Company’s common stock represented by Certificate No. XXXXXXX. The undersigned authorizes the Secretary of the Company to transfer the stock on the books of the Company in the event of the forfeiture of any shares issued under the Restricted Stock Award Agreement dated as of [DATE], between the Company and the undersigned.

Dated:

Name

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